Exhibit 99.1

Antigenics Inc.

2006 Annual Meeting of Stockholders

Report of Matters Submitted to a Vote of Security Holders

At the Annual Meeting of Shareholders held on June 14, 2006, Antigenics’ stockholders voted as follows:

To elect the following nominees to the Board of Directors:

Nominee	Total Vote “FOR”	Total Vote “WITHHELD”
Margaret M. Eisen	39,617,874	606,525
Wadih Jordan	39,613,767	610,632

All received a plurality of the votes cast by stockholders entitled to vote thereon and, therefore, Ms. Eisen, and Mr. Jordan were elected to the Board of Directors for a term of three years.

To amend the Antigenics Inc. 1999 Equity Incentive Plan to allow for unrestricted stock awards:

Total Vote “FOR”	Total Vote “AGAINST”	Total Vote “ABSTAIN”
22,088,456	1,100,758	112,360